Exhibit 99.1
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
JUNE 6, 2008

CONTACTS:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 marc.rowland@chk.com

CHESAPEAKE ENERGY CORPORATION PROVIDES UPDATE ON
HAYNESVILLE SHALE ACTIVITIES

OKLAHOMA CITY, OKLAHOMA, JUNE 6, 2008 – In conjunction with its 2008 Annual Meeting of Shareholders, Chesapeake Energy Corporation (NYSE:CHK) today provided an update on its activities in its significant Haynesville Shale discovery in Northwest Louisiana and East Texas.  In the past month, the company has successfully completed two additional horizontal wells in the play at flow rates comparable to its first four horizontal wells and the company anticipates completing two more horizontal wells by the end of June.  The company now owns or has commitments for approximately 500,000 net acres of leasehold in the Haynesville Shale and has achieved its initial leasehold ownership goal.  As a result of ongoing drilling success in the play, the company has elected to continue its leasehold acquisition efforts.  Chesapeake is currently using five operated rigs to further develop its Haynesville Shale leasehold and anticipates operating at least 12 rigs by year-end 2008 and at least 30 rigs by year-end 2009.

Management Comments

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are pleased to report further success in our Haynesville Shale discovery.  Our technical analysis of the play over the past two years combined with the impressive drilling results on our first six horizontal wells and wells recently drilled by others in the industry continue to support our assessment that the Haynesville Shale play could potentially have a larger impact on the company than any other play in which we have participated to date.  We plan to accelerate our drilling activity in the play to generate substantial production growth and capture outstanding financial returns available in the current attractive natural gas price environment.”

Shareholder Meeting and Webcast Information

Chesapeake’s 2008 Annual Meeting of Shareholders will be held today, June 6, 2008, at 10:00 am CDT at The Skirvin Hotel, Grand Ballroom A-C, 1 Park Avenue, Oklahoma City, Oklahoma.  The meeting will be webcast live on the Internet and can be accessed by going to Chesapeake’s website at www.chk.com and selecting the “News & Events” section.

This press release and the accompanying Outlooks include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our current expectations or forecasts of future events. They include projections of future natural gas and oil prices, planned capital expenditures for drilling, leasehold acquisitions, as well as statements concerning business strategy and other plans and objectives for future operations. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update this information.

Factors that could cause actual results to differ materially from expected results are described in “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the U.S. Securities and Exchange Commission on February 29, 2008.  These risk factors include the volatility of natural gas and oil prices; the limitations our level of indebtedness may have on our financial flexibility; our ability to compete effectively against strong independent natural gas and oil companies and majors; the availability of capital on an economic basis, including planned asset monetization transactions, to fund reserve replacement costs; our ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of natural gas and oil reserves and projecting future rates of production and the amount and timing of development expenditures; uncertainties in evaluating natural gas and oil reserves of acquired properties and associated potential liabilities; our ability to effectively consolidate and integrate acquired properties and operations; unsuccessful exploration and development drilling; declines in the values of our natural gas and oil properties resulting in ceiling test write-downs; lower prices realized on natural gas and oil sales and collateral required to secure hedging liabilities resulting from our commodity price risk management activities; the negative impact lower natural gas and oil prices could have on our ability to borrow; drilling and operating risks, including potential environmental liabilities; production interruptions that could adversely affect our cash flow; and pending or future litigation.

Chesapeake Energy Corporation is the third-largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Fort Worth Barnett Shale, Fayetteville Shale, Haynesville Shale, Mid-Continent, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and Ark-La-Tex regions of the United States. Chesapeake’s Internet address is www.chk.com.